UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

LAMAR ADVERTISING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36756	72-1449411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5321 Corporate Boulevard, Baton Rouge, Louisiana 70808

(Address of principal executive offices and zip code)

(225) 926-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2016, upon the recommendation of the Compensation Committee, the Board of Directors of Lamar Advertising Company (the “Company”) approved a new director compensation package for non-employee directors. This compensation package is in lieu of the current compensation package with payments under the revised system being made effective for board service as of July 1, 2016.

The annual retainer paid to non-employee directors was increased to $50,000 per year, paid monthly in cash, and directors will continue to be reimbursed for travel expenses incurred to attend board meetings.

In addition, the annual fee paid to the Chair of the Audit Committee was increased to $20,000 per year and the annual fee paid to the Chairs of each of the Compensation Committee and the Nominating and Governance Committee was increased to $9,000 per year, all of which are paid on a quarterly basis in cash. Non-employee directors who serve on the Audit, Compensation and/or Nominating and Governance Committees of the board (including the Chairs of such committees) will also receive an annual meeting fee, paid semi-annually in cash, for each committee on which they serve, as set forth below:

Committee	Annual Meeting Fee
Audit Committee	$7,500
Compensation Committee	$3,000
Nominating and Governance Committee	$3,000

The Compensation Committee also adopted a resolution to grant to each individual elected as a non-employee director of the Company, automatically upon his or her election or re-election at an annual meeting of stockholders (commencing with the 2016 annual meeting of stockholders held on May 26, 2016) a restricted stock award in shares of the Company’s Class A common stock with a fair market value as set forth below (rounded down to the nearest whole share), which fair market value shall be determined based upon the closing price of the Class A common stock on the date of such election, 50% of which shall be fully vested on the grant date and 50% of which shall vest on the last day of such director’s one-year term (the business day prior to the Company’s next annual meeting of stockholders) with pro-rated grants upon an election other than at an annual meeting of stockholders whether by action of the board or the stockholders and whether to fill a vacancy or otherwise.

Non-Employee Director	Fair Market Value of Restricted Stock Grant
Non-Committee Members	$50,000
Committee Members (not Chair of any Committee)	$55,000

Non-Employee Director	Fair Market Value of Restricted Stock Grant
Chair of Compensation Committee	$70,000
Chair of Nominating and Governance Committee	$70,000
Chair of Audit Committee	$75,000

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 26, 2016, the Company held its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Only stockholders of record as of the close of business on March 28, 2016 were entitled to vote at the 2016 Annual Meeting. As of March 28, 2016, 82,393,570 shares of Class A common stock, 14,610,365 shares of Class B common stock, and 5,719.49 of Series AA preferred stock were outstanding and entitled to vote at the 2016 Annual Meeting. With respect to the matters submitted for vote at the 2016 Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote. At the 2016 Annual Meeting, 77,535,564 shares of Class A common stock, all 14,610,365 shares of Class B common stock, and all 5,719.49 shares of Series AA preferred stock of the Company were represented, in person or by proxy, constituting a quorum for the meeting.

The following two proposals, each of which is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 15, 2016, were before the meeting, and they received the following votes:

Proposal 1: Election of Seven Directors to Serve until the 2017 Annual Meeting. The following individuals were elected to serve as directors of the Company:

Name of Director Nominees	For	Withheld	Broker Non-Votes
John Maxwell Hamilton	214,259,359.49	3,931,589	5,453,985
John E. Koerner, III	215,505,630.49	2,685,318	5,453,985
Stephen P. Mumblow	212,663,663.49	5,527,285	5,453,985
Thomas V. Reifenheiser	214,264,087.49	3,926,861	5,453,985
Anna Reilly	214,132,839.49	4,058,109	5,453,985
Kevin P. Reilly, Jr.	215,398,003.49	2,792,945	5,453,985
Wendell Reilly	214,211,176.49	3,979,772	5,453,985

Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2016 Fiscal Year. The stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

For	Against	Abstain	Broker Non-Votes
223,303,559.49	334,681	6,693	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2016	LAMAR ADVERTISING COMPANY

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer